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As filed with the Securities and Exchange Commission on March 6, 1996.
Registration No. 33-___________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                         ______________________________
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                         ______________________________

                                 MEDCROSS, INC.
             (Exact name of registrant as specified in its charter)
           FLORIDA                                                  59-2291344
     (State or Other Jurisdiction of                           (I.R.S. Employer
     Incorporation or Organization)                          Identification No.)
                            3227 Bennet Street North
                          St. Petersburg, Florida 33713
                                 (813) 521-1793
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Consulting Agreement By and Among
          Medcross, Inc., Kalo Acquisitions, L.L.C. and Jason H. Pollak
                              (Full Title of Plan)
                         ______________________________

                                 Henry Y.L. Toh
                                 Medcross, Inc.
                            3227 Bennet Street North
                          St. Petersburg, Florida 33713
                                 (813) 521-1793
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ______________________________
                                   Copies to:
                            Ralph V. De Martino, Esq.
                      De Martino Finkelstein Rosen & Virga
                               1818 N Street, N.W.
                          Washington, D.C.  20036-2492
                                 (202) 659-0494

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:

                         CALCULATION OF REGISTRATION FEE

                                     Proposed        Proposed
        Title of       Amount to      Maximum         Maximum        Amount of
     Securities to        be      Aggregate Price    Aggregate      Registration
     be Registered    Registered     Per Share     Offering Price       Fee

Common Stock, $.007
 par value             50,000<F1>    $1.50<F2>        $75,000          $100
Common Stock, $.007
 par value             50,000<F3>      --               --              --<F4>

<F1>
(1)  Represents the maximum number of Shares which may be issued pursuant to the Common Stock Purchase Option to purchase Common Shares of Medcross, Inc. (the "Option") issued in accordance with the Consulting Agreement between the Company and Jason H. Pollak and Kalo Acquisitions, L.L.C. (the "Plan").
<F2>
(2)  Calculated in accordance with Rule 457 on the basis of the price at which options may be currently exercisable.
<F3>
(3)  Represents the same shares described in the line above, which may be resold by the holder of the Common Stock Purchase Option.
<F4>
(4)  Pursuant to Rule 457(h)(3), no additional fee is payable since the Shares, which may be offered for resale, are the same shares being registered hereby upon their initial issuance pursuant to the Plan.

                                PART I

         INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

      This Registration Statement (the "Registration Statement") relates to the issuance of shares of common stock, par value $.007 per share (the "Common Stock") of Medcross, Inc.
(the "Company") to Jason H. Pollak (the "Consultant") which shares are issuable upon exercise of options granted pursuant to the terms of a Consulting Agreement, by and between the Company, Kalo Acquisitions, L.L.C. and the Consultant (the "Consulting
Agreement") and the sale thereof by the Consultant.  Pursuant to the terms of the
Consulting Agreement, the Company issued to the Consultant a Common Stock Purchase
Option to purchase an aggregate of 150,000 Common Shares of Medcross, Inc. for a period of three years as follows:  50,000 shares at a price of $1.50 per share exercisable February
1, 1996; 50,000 shares at a price of $2.50 per share exercisable February 1, 1997; and, 50,000 shares at a price of $3.50 per share exercisable February 1, 1998 in exchange for the
Consultant's providing certain marketing and consulting services to the Company.  Pursuant to the terms of the Consulting Agreement, the initial term of the Consulting Agreement was three years, subject to earlier termination of the agreement.  By letter dated March 5, 1996, the Company has exercised its right to terminate the remaining term of the Consulting
Agreement, the effect of which extinguishes any further rights and obligations of the parties thereto, except with respect to the option to purchase 50,000 shares of Common Stock subject hereto.

      The foregoing information relating to the provisions of the Consulting Agreement is intended to provide a summary thereof and does not purport to be a complete description of the Consulting Agreement.  Such summary should be read in conjunction with the
Consulting Agreement which has been filed as Exhibit 10(a) hereto and the letter of termination which has been filed as Exhibit 10(b) hereto and are incorporated herein by reference in their entirety.

Item 2.  Registrant Information and Employee Plan Annual Information

      The Consultant has been provided with copies of the documents incorporated herein by reference in Part II: Item 3 hereof and has been advised by the Company in writing that such documents will continue to be available, without charge, to the Consultant upon the
Consultant's written request to the Company at its offices at 3227 Bennet Street North,
St. Petersburg, Florida 33713 (Phone:  813-521-1793).

                               PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference.

      The following documents, and any amendments thereto, filed by Medcross, Inc. (the
"Company") with the Securities and Exchange Commission are incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of filing such documents.

      (a) The Company's annual report on Form 10-KSB for the year ended December 31, 1994 (File No. 0-17973);

      (b) The Company's quarterly report on Form 10-QSB for the quarter ended September 30, 1995 (File No. 0-17973);

      (c)  The description of the Common Stock of the Company contained in Item 11 of the Company's Registration Statement on Form 10 filed on September 16,
           1989, as amended (File No. 0-17973);

      (d) The Company's current report on Form 8-K filed on January 31, 1996 (File No. 0-17973); and

      (e)  All reports filed by the Company pursuant to Sections 13(a), 13(c) and 15(d)
           of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold.

Item 4. Description of Securities.

      Not Applicable.

Item 5. Interests of Named Experts and Counsel.

      Not Applicable.

Item 6.  Indemnification of Officers and Directors.

      Section 607.0850 of the Florida Business Corporation Act empowers a corporation to indemnify any person who was or is a party to a proceeding by reason of the fact that he was or is an officer, director, employee or agent of the corporation against liability incurred in connection with such proceeding.  Such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to, the best interests of the corporation.
With respect to any criminal proceeding, such person must have had no reasonable cause to believe his conduct was unlawful.  Any such indemnification may only be made upon a determination by the corporation that such indemnification is proper because the person met the applicable standard of conduct.

      The Florida Business Corporation Act provides further that the indemnification permitted thereunder is not exclusive; provided, however, indemnification is not permitted to be made on behalf of any such person if a judgment or final adjudication establishes (i)
a violation of the criminal law unless such person had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful; (ii) such person derived an improper personal benefit from the transaction; (iii) as to any director such proceeding arose from an unlawful distribution under Section 607.0834; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by the corporation or a shareholder.

      The Company's By-Laws provide that the Company shall indemnify any such person to the fullest extent provided by law and empowers the Company to purchase and maintain insurance on behalf of any such person.

      The Company previously entered into indemnification agreements in 1988 with certain officers and directors of the Company for indemnification against expenses (including attorneys' fees, through all proceedings, trials, and appeals), judgments, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative, arising from any actual or alleged breach of duty, neglect, error, or other action taken or omitted, solely in the capacity as an officer and/or a director of the
Company; provided, that no indemnification will be made in respect of any acts or omissions
(a) involving gross negligence or willful misconduct, (b) involving libel or slander, or (c)
based upon or attributable to gaining, directly or indirectly, any profit or advantage to which he was not legally entitled.

      INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS,
THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

Item 7.  Exemption from Registration Claimed

      Not Applicable.

Item 8. Exhibits

      3(a) Amendment to the Articles of Incorporation dated March 21, 1994. <F1>

      3(b) Composite copy of the Amended and Restated Articles of Incorporation incorporating all amendments. <F1>

      3(c) By-Laws of the Company, as amended. <F2>

      4(a) Specimen Common Stock Certificate. <F3>

      4(b) Common Stock Purchase Option to Purchase Common Shares of Medcross,
           Inc.

      5(a) Opinion regarding legality.

     10(a) Amendment to and Restatement of the Amended and Restated Consulting
           Agreement by and among Medcross, Inc., Kalo Acquisitions, L.L.C. and Jason H. Pollak.

     10(b) Termination letter dated March 5, 1996.

     23(a) Consent of Coopers & Lybrand L.L.P.

     23(c) Consent of Counsel included in Exhibit 5(a).
____________________

<F1>
 1/   Incorporated by reference to the Company's Annual Report on Form 10-K for the
      year ended December 31, 1993 (File No. 0-17973).
<F2>
 2/   Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the
      quarterly period ended September 30, 1993 (File Number 0-17973).
<F3>
 3/   Incorporated by reference to the Company's registration statement on Form S-18, as amended, (File Number 33-27978-A).

Item 9. Undertakings

      The undersigned Registrant hereby undertakes:

      A.   Rule 415 Offering.

      1.   To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed information with respect to the plan of distribution;

      2.   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3.   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B.   Subsequent Exchange Act Documents Incorporated by Reference:

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the issuer's annual report pursuant to Section
13(a) or Section 15(d) of the Exchange Act, and each filing of the Plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the
Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C.   To Transmit Certain Material.

      1.   The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each Plan participant to whom the prospectus is sent or given a copy of the Registrant's annual report to stockholders for its last fiscal year, unless such Plan participant otherwise has received a copy of such report, in which case the
Registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the Plan participant.  If the last fiscal year of the
Registrant has ended within 120 days prior to the use of the prospectus, the annual report of the Registrant for the preceding fiscal year may be so delivered, but within such 120 day period the annual report for the last fiscal year will be furnished to each such Plan participant.

      2.   The undersigned Registrant hereby undertakes to transmit or cause to be transmitted to all participants in the Plan who do not otherwise receive such material as stockholders of the Registrant, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

      D.   Indemnification.

      1.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the
Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on
Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on
March 6, 1996.

                                      MEDCROSS, INC.


                                      By:  /s/ Henry Y. L. Toh
                                           Henry Y. L. Toh, President


                           POWER OF ATTORNEY

      We, the undersigned officers and directors of the Company, hereby severally constitute and appoint Henry Y. L. Toh our true and lawful attorney-in-fact and agent, with full power to him to sign any and all amendments (including post effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all interest and purposes as we might or could do in person, ratifying and conforming all that said attorney-in-fact and agent or any of them, or his substitute or substitutes, may unlawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities indicated as of March
6, 1996.


/s/ Po Shin Wong                      Chairman of the Board of Directors
Po Shin Wong


/s/ Henry Y. L. Toh                        Vice Chairman of the Board,
President and
Henry Y. L. Toh                       Acting Chief Financial Officer


/s/ Joel S. Kanter                    Director
Joel S. Kanter


/s/ R. Huston Babcock, M.D.           Director
R. Huston Babcock, M.D.

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